Exhibit 1.1

Credit Suisse (Hong Kong) Limited

88th Floor

International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Deutsche Bank AG, Hong Kong Branch

Level 52

International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

as Joint Sponsors and Borrowing Agents (in alphabetical order)

PRIVATE AND CONFIDENTIAL

Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong

November 28, 2011

Dear Sirs,

We are pleased to confirm the arrangements under which Credit Suisse (Hong Kong) Limited (“Credit Suisse”) and Deutsche Bank AG, Hong Kong Branch (“Deutsche Bank”, together with Credit Suisse, each the “Sponsor” and collectively referred to as the “Joint Sponsors”) are engaged by Melco Crown Entertainment Limited (the “Company”) as its Joint Sponsors (the “Engagement”) and Credit Suisse and Deutsche Bank, each the “Borrowing Agent” and collectively referred to as the “Borrowing Agents”) are appointed as the Borrowing Agents in connection with the proposed listing of the Shares of the Company by way of introduction (the “Introduction”) on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

Terms not otherwise defined in this Sponsors’ Agreement have the meanings set out in Schedule 1.

1.	Our Services

1.1	In consideration of Credit Suisse’s and Deutsche Bank’s agreement to provide the services required herein, the Company agrees to appoint Credit Suisse and Deutsche Bank to the exclusion of all other parties to act as the Joint Sponsors for the purposes of the Introduction and confirms that the foregoing appointments confer on Credit Suisse and Deutsche Bank, all powers, authorities and discretions on behalf of the Company which are necessary for or incidental to the Introduction and ratifies and confirms and agrees to ratify and confirm such matters which Credit Suisse and Deutsche Bank shall lawfully and reasonably do or have done pursuant to or in anticipation of the terms in this sponsors’ agreement (this “Sponsors’ Agreement”) in the exercise of such powers, authorities and discretions.

1.2	During the term of the Engagement, Credit Suisse and Deutsche Bank will act as the Joint Sponsors and provide the Company with assistance in connection with the Introduction, including with respect to the Joint Sponsors’ obligations under the Listing Rules and which may include, if appropriate, assistance with respect to planning, coordinating and executing the Introduction in accordance with Credit Suisse’s and Deutsche Bank’s role as the Joint Sponsors during the Introduction process. For the avoidance of doubt, the Company shall remain solely responsible for all documents issued by the Company including but not limited to, the Listing Document (as defined below) to be issued on or about November 30, 2011 and any announcements or press releases or other documents in connection with the Introduction, unless otherwise agreed by the parties.

1.3	The Company acknowledges that contemporaneously herewith the Borrowing Agents are entering into the Securities Lending Agreement and the Sale and Repurchase Agreement with the Controlling Shareholders in connection with the Introduction. In consideration of the Borrowing Agents’ agreement to enter into the Securities Lending Agreement and the Sale and Repurchase Agreement, the Company has agreed to make certain representations, warranties, covenants, agreements and indemnities as set forth herein.

1.4	On or prior to 7:00 p.m. on the Business Day before the Listing Document Date (unless otherwise agreed between the Company and the Borrowing Agents), the Company agrees to file with the Commission an automatic shelf registration statement (as defined in Rule 405 under the Rules and Regulations) on Form F-3 (including the prospectus furnished thereto) registering the offer and sale from time to time pursuant to Rule 415 under the Rules and Regulations of the Offered Securities by the Controlling Shareholders and the Borrowing Agents, which registration statement becomes effective immediately upon its filing (“Initial Registration Statement”). The Company agrees to keep the Registration Statement effective under the U.S. Securities Act and useable for the purposes contemplated by the Securities Lending Agreement and the Sale and Repurchase Agreement for the Bridging Period.

1.5	The performance by Credit Suisse and Deutsche Bank of the services hereunder and their agreement to act as the Joint Sponsors, and of Credit Suisse and Deutsche Bank of the services hereunder and their agreement to act as Borrowing Agents, will in each case be subject to:

(a)	Credit Suisse and Deutsche Bank receiving the documents listed in:

(i)	Part A of Schedule 4 not later than 7:00 p.m. on the Business Day before the Listing Document Date (unless otherwise agreed between the Company and the Joint Sponsors); and

(ii)	Part B of Schedule 4 not later than 7:00 p.m. on the Business Day prior to the Listing Date.

(b)	the Stock Exchange granting listing of and permission to deal in the Shares in issue, and those that may be issued pursuant to the exercise of any awards that have been or may be granted under the 2006 Share Incentive Plan and 2011 Share Incentive Plan not later than December 31, 2011 or such later date as the Company and the Joint Sponsors may agree and such listing and permission not subsequently having been revoked prior to the commencement of dealings in the Shares on the Stock Exchange.

2.	Representations and Warranties

2.1	The Company represents, warrants and undertakes to the Joint Sponsors, and the Borrowing Agents, as applicable, in the terms set out in Schedule 2. The Warranties will be deemed to be repeated at the following times:

(a)	the date of this Sponsors’ Agreement;

(b)	the Effective Date of the Registration Statement;

(c)	the Listing Document Date;

(d)	8:00 a.m. on the Listing Date; and

(e)	immediately prior to the commencement of dealings in the Shares on the Stock Exchange,

in each case, with reference to the facts and circumstances then subsisting, provided however that all the Warranties shall remain true, valid and not misleading as at each of the dates or times specified above, without taking into consideration, in each case, any amendment or supplement to the Listing Documents made or delivered subsequent to the date of the Listing Document or any approval by the Joint Sponsors of such amendment or supplement, and such Warranties shall not be (or deemed to be) updated or amended by any such amendment or supplement.

2.2	The Warranties shall remain in full force and effect notwithstanding completion of all matters and arrangements referred to in or contemplated by this Sponsors’ Agreement. Each Warranty shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Sponsors’ Agreement.

2.3	(a)	The Company hereby undertakes not to do or cause or permit to be done or omit to do (and shall procure that no member of the Group shall do or cause or permit to be done or omit to do) any act or thing at any time on or prior to the Listing Date which renders or would likely render any of the Warranties untrue, incorrect or misleading.

(b)	If at any time, by reference to the facts and circumstances then subsisting, on or prior to the Listing Date, any matter or event comes to the attention of the Company or any of the Joint Sponsors and Borrowing Agents (as applicable) (i) as a result of which any of the Warranties, if repeated immediately after the occurrence of such matter or event, would be untrue or misleading or breached in any respect or (ii) which would or might render untrue or misleading any statement, whether of fact or opinion, contained in the Listing Document or (iii) which would or might result in the omission of any fact which is material for disclosure or required by applicable Laws to be disclosed in the Listing Document (assuming that the Listing Document was to be issued immediately after occurrence of such matter or event) or (iv) which would or might result in any claim under any of the indemnities as contained in, or given pursuant to, this Sponsors’ Agreement, the Company shall forthwith notify the Joint Sponsors and the Borrowing Agents (as applicable) in writing and, without prejudice to any other rights of any party, the Company, and each of the Joint Sponsors and Borrowing Agents (as applicable) shall forthwith consult with a view to agreeing, if the Listing Document has already been issued, published or made publicly available, what announcement or circular or what other act or thing should be done. The Company agrees not to issue, publish, distribute or make publicly available any such announcement, circular or document prior to the Listing without the prior written consent of the Joint Sponsors and the Borrowing Agents (as applicable) which consent shall not be unreasonably withheld or delayed, except as required by Law, in which case the Company shall first consult the Joint Sponsors and Borrowing Agents (as applicable) before such issue, publication or distribution. For the avoidance of doubt, any consent given by the Joint Sponsors and the Borrowing Agents (as applicable) shall be without prejudice to, and will not adversely affect, their rights under this Sponsors’ Agreement, and any such consent given shall not constitute a waiver of any conditions precedent or affect their rights to terminate this Sponsors’ Agreement pursuant to the terms hereof (in each case, whether by reason of any misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

2.4	A reference in this clause 2 or in Schedule 2 to the Company’s knowledge, information, belief or awareness or any similar expression shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiries and that the Company has used its reasonable endeavours to ensure that all information given in the Warranty is true, complete and not misleading in all respects.

2.5	The obligations of the Company under this Sponsors’ Agreement shall be binding on its personal representatives or its successors in title.

3.	Fees and Expenses

3.1	In consideration of the provision of the services by the Joint Sponsors under this Sponsors’ Agreement, the Company will pay to the Joint Sponsors such fees as is set out in the letter of engagement entered into between the Company and the Joint Sponsors on August 4, 2011 and any subsequent addendum to the Engagement Letter entered into between the Company and Joint Sponsors (the “Engagement Letter”).

3.2	Furthermore, the Company will be responsible for and will pay directly to each of the advisers, service providers and/or regulatory bodies pursuant to the Introduction, any such costs, fees and expenses (inclusive of tax) which the Joint Sponsors and the Company may be subject to or otherwise liable for, under this Sponsors’ Agreement or in connection with the Introduction, including but not limited to:

(a)	fee and expenses of the Reporting Accountants,

(b)	fees and expenses of the Valuer,

(c)	fees and expenses of the Registrar and the Branch Registrar,

(d)	fees and expense of the transfer agent,

(e)	fees and expense of all legal advisers of the Company and the Joint Sponsors,

(f)	fees and expenses of the internal control consultant of the Company,

(g)	fees and expenses of the public relations consultants and market consultants,

(h)	fees and expenses of the translators,

(i)	fees and expenses of other agents and advisers of the Company,

(j)	fees and expenses related to the application for listing of, and permission to deal in, the Shares on the Stock Exchange and the maintenance of a listing on the Stock Exchange,

(k)	fees and expenses related to the filing of the Listing Document and amendments and supplements thereto with any relevant authority,

(l)	fees and expenses of the Borrowing Agents, including but not limited to those relating to the registration of the Offered Securities with the SEC,

(m)	all printing and advertising costs,

(n)	the costs of preparing, printing, delivering and distributing (including transportation, packaging and insurance) of documents of title to the Shares,

(o)	the costs of despatch and distribution of the Listing Document and all amendments and supplements thereto,

(p)	the costs associated with cancelling ADRs and receiving Shares tradable on the Stock Exchange of up to 20,000,000 existing ADRs (representing 60,000,000 Shares),

(q)	in the event that either of the Controlling Shareholders called for the redelivery of all or any Equivalent Shares (as defined in the Securities Lending Agreement) from the Borrowing Agents pursuant to clause 2.5 of the Securities Lending Agreement, the total costs and expenses reasonably incurred by the Borrowing Agents in connection with the purchase or borrowing of such Shares or securities on the Stock Exchange and/or the NASDAQ Global Select Market for the purpose of conducting liquidity activities to contribute to the liquidity of trading in Shares on the Stock Exchange during the Liquidity Period (as defined in the Securities Lending Agreement) as a result and which would not have been incurred if the Controlling Shareholders did not call for the redelivery of all or any Equivalent Shares in respect of a Loan (as defined in the Securities Lending Agreement) from the Borrowing Agent(s) (or any of them), including but not limited to, where applicable, any financing cost, stamp duty, transaction levy, trading fee and brokerage commission but excluding any purchase price,

(r)	In the event that either of the Controlling Shareholders fails to deliver or procure the delivery of Shares to the relevant Borrowing Agent(s) pursuant to clause 3.4 of the Securities Lending Agreement, and where the relevant Borrowing Agent(s) purchases or borrows Shares or securities on the Stock Exchange and/or the NASDAQ Global Select Market for the purpose of conducting liquidity activities to contribute to the liquidity of trading in Shares on the Stock Exchange during the Liquidity Period, the total costs and expenses reasonably incurred by the relevant Borrowing Agent(s) in connection with the purchase or borrowing of such Shares or securities as a result and which would not have been incurred if the relevant Controlling Shareholder did not fail to deliver or procure the delivery of Shares to the relevant Borrowing Agent(s) including but not limited to, where applicable, any financing cost, fine, stamp duty, transaction levy, trading fee and brokerage commission but excluding any purchase price,

(s)	in the event that either of the Controlling Shareholders requests the relevant Borrowing Agent(s) to redeliver the Equivalent Shares in the form of physical share certificates pursuant to clause 5.6 of the Securities Lending Agreement, all additional costs and expenses incurred by the relevant Borrowing Agent(s) and/or the relevant Controlling Shareholder(s) (including CCASS withdrawal charges) as a result and which would not have been incurred if the Equivalent Shares had been redelivered through CCASS, and

(t)	the total costs and expenses of all registration, stamp and transfer taxes, depositary fees, duties, levies and ancillary cost payable (by both or either of the Controlling Shareholders and the Borrowing Agents), if any, as a result of the transactions (if any) contemplated by the Securities Lending Agreement and the Sale and Repurchase Agreement, including but not limited to costs for arranging the payment of all such fees, taxes, duties and levies, including fulfilling any administrative or reporting obligation in connection with the payment of such fees, taxes, duties and levies.

3.3	For the avoidance of doubt, the Company will also pay, and will forward copies of official receipts from the relevant authorities to the Joint Sponsors after payment has been duly made, such additional amounts as may be necessary in order that, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by any taxation authority of any jurisdiction from which such payment is made, every payment to the Joint Sponsors shall be not less than the amount provided for herein.

3.4	All fees, costs, charges and expenses referred to in this clause 3 shall be payable by the Company within five Business Days of the first written request by the relevant party to which such fees, costs, charges and expenses are due.

4.	Further Undertakings

4.1	The Company undertakes to the Joint Sponsors and the Borrowing Agents that:

(a)	the Company will comply in all respects with the terms and conditions of the Introduction and, in particular, without limitation:-

(i)	to comply with, and assist the Joint Sponsors in complying with, the obligations imposed upon it or the Joint Sponsors (as the case may be) by the Companies Ordinance and the Listing Rules in respect of or by reason of the making of the Introduction, including, but without limitation to, the making of all necessary filings with the Stock Exchange and the making available for inspection in Hong Kong the documents and in the manner referred to in the section headed “Documents Available for Inspection” of the Listing Document during the period specified in that section; and

(ii)	take all steps within its power and control to provide all such information, pay all such fees and do all such things as may be required by the Stock Exchange and/or the SFC in accordance with relevant laws so as to enable the grant of the approval for listing of, and permission to deal in, the Shares to be maintained;

(b)	the Company will deliver to the Stock Exchange the declaration substantially in the form set out in Appendix 5, Form F of the Listing Rules acceptable to the Stock Exchange;

(c)	the Company will procure that the audited accounts of the Company for the financial year ending December 31, 2011 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the financial statements contained in the Accountants’ Report set out in the Listing Document;

(d)	at any time during the period commencing from the Listing Date up to the date falling six months from the Listing Date, no further Shares or securities convertible into equity securities (whether or not a class already listed) may be issued or form the subject of any agreement to such an issue (whether or not such issue of Shares or securities will be completed within six months from the Listing Date) except:

(i)	the issue of Shares pursuant to the Share Incentive Plans; or

(ii)	certain prescribed circumstances as stated in Rule 10.08 of the Listing Rules; or

(iii)	the circumstances as disclosed in the Listing Document pursuant to the waiver applied for in relation to the strict compliance with Rule 10.08 of the Listing Rules;

(e)	the Company will use best endeavours to announce in a press announcement any information so required by the Stock Exchange to be published and disseminated to the public in connection with the Introduction, provided, however, that no such press announcement shall be issued by the Company without having been submitted to the Joint Sponsors for their review not less than two Business Days prior to such issuance, or such lesser period of time as is necessary for the Company to avoid violation of any law or regulation applicable to it;

(f)	the Company will pay any tax, duty, levy, fee or other charge or expense (if any) which may be payable by the Company in Hong Kong, whether pursuant to the requirement of any law, rule or regulation or otherwise, in connection with the creation, issue and allotment or the sale and transfer (as the case may be) of the Shares, the Introduction, or the execution and delivery of, and performance of any provisions under this Sponsors’ Agreement;

(g)	the Company will maintain a listing for the Shares on the Stock Exchange for at least one year after the conditions set out in paragraph 1.3 (“Conditions”) have been fulfilled except following a withdrawal of such listing which has been approved by the relevant holders of the Shares in accordance with the Listing Rules or following an offer (within the meaning of The Codes on Takeovers and Mergers and Share Repurchases) for the Company becoming unconditional;

(h)	the Company will not, at any time after the date of this Sponsors’ Agreement up to and including the date on which all of the Conditions are fulfilled (or waived) in accordance with this Sponsors’ Agreement, amend or agree to amend its articles of association save as requested by the Stock Exchange or the NASDAQ Global Select Market;

(i)	the Company will not effect any dilution events between the closing date under clause 2(e) and the closing date under clause 3(e), in each case, of the Sale and Repurchase Agreement; and if any corporate event were to happen at the Company such that the Borrowing Agents’ effective interest in the Shares purchased pursuant to clause 2(e) of the Sale and Repurchase Agreement is changed, the Company will undertake such steps as may be necessary for the Borrowing Agents to have the same effective interest in the Shares immediately after the closing under clause 2(e) of the Sale and Repurchase Agreement;

(j)	neither the Company nor any of its respective officers or Directors has taken, or will take, directly or indirectly, any action designed to stabilise or manipulate, in violation of all applicable laws and regulations, the price of the Shares or which has constituted or which would reasonably be expected to cause or result in stabilisation or manipulation, in violation of any applicable laws or regulations, of the price of any of the Shares;

(k)	the Company will liaise and arrange with the Borrowing Agents and the Branch Registrar to set up the necessary systems, controls and procedures to ensure that all fees associated with the cancellation of up to 20,000,000 ADRs and the transfer of the underlying Shares with respect to such ADRs into an account in CCASS for trading on the Stock Exchange shall be borne by the Company;

(l)	the Company will pay, and will hold the Joint Sponsors and Borrowing Agents harmless against, any tax, duty, levy, fee or other charge or expense (if any) which may be payable in Hong Kong, whether pursuant to the requirement of any law, rule or regulation or otherwise, in connection with the Introduction, or the execution and delivery of, and the performance of any of the provisions under this Sponsors’ Agreement; and

(m)	the Company will use its best endeavours to obtain and maintain all requisite approvals (if any) required in connection with the Introduction.

5.	Confidentiality

Save where required by law or regulation (including, but not limited to, the Listing Manual, the Listing Rules and the rules and regulations of the SFC) or any judicial body, any advice or opinions provided by the Joint Sponsors, the Borrowing Agents or their advisors may not be disclosed or referred to publicly or to any third party (other than to Directors, employees and advisors of the Company and its Subsidiaries and the Joint Sponsors’ and Borrowing Agents’ affiliates on a need to know basis) except with our prior written consent. Each of the Company, the Joint Sponsors and the Borrowing Agents agrees to keep confidential the terms contained in this Sponsors’ Agreement (other than to the Joint Sponsors’ and Borrowing Agents’ affiliates) and agrees that, other than as provided herein, no public announcement or communication relating to the subject matters of this Sponsors’ Agreement which contains any reference to the Joint Sponsors, the Borrowing Agents or the Company shall be issued or dispatched without the prior agreement of all parties. For the avoidance of doubt, if and when requested by law or regulation (including, but not limited to, the Listing Manual, the Listing Rules and the rules and regulations of the SFC) or any judicial body, the Joint Sponsors and the Borrowing Agents may disclose any information pursuant to the Introduction without the consent of the Company. The Company agrees that the Joint Sponsors and Borrowing Agents may place advertisements in financial and other newspapers and journals at the Joint Sponsors’ or Borrowing Agents’ expense describing their involvement in any transaction resulting from their engagement or appointment (as applicable) under this Sponsors’ Agreement and their services rendered.

6.	Indemnity

6.1	The Company agrees to indemnify the Joint Sponsors and the Borrowing Agents and other persons in the manner as set out in Schedule 3 to this Sponsors’ Agreement. Notwithstanding the date of this Sponsors’ Agreement, the Company acknowledges that the Engagement shall be deemed to have commenced on July 10, 2011, the date the Joint Sponsors commenced work on this assignment.

6.2	The Company agrees that, if it enters into an agreement with any other advisor other than the Joint Sponsors and the Borrowing Agents relating to the Introduction excluding or limiting the liability of that advisor in connection with its engagement with the Company, no person entitled to an indemnity or waiver of liability as referred to in paragraph 6.1 above and Schedule 3 to this Sponsors’ Agreement is to be prejudiced by such agreement and, if any net liability of any such person is increased as a result, the Company will, without prejudice to its other obligations under the indemnity, indemnify such person to such an extent.

7.	Other Interests

Each of the Joint Sponsors and the Borrowing Agents and their associated companies (the “Relevant Group”) are engaged in securities, asset management and credit transaction service businesses. Their respective securities businesses are engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking and financial advisory services. In the ordinary course of their underwriting, trading, brokerage, asset management, credit transaction service business and financing activities, any member of the Relevant Group may at any time hold long or short positions and may trade or otherwise effect transactions for its own account or the accounts of customers in debt or equity securities or senior loans of any company that may be involved in the Introduction. The Company hereby acknowledges and agrees that, by reason of law or duties of confidentiality owed to other persons, or the rules of any regulatory authority, the Relevant Group may be prohibited from disclosing information to you (or such disclosure may be inappropriate), in particular information as to the Relevant Group’s possible interests as described in this paragraph.

8.	Obligations of the Company

The Company shall assist and co-operate with the Joint Sponsors in all respects necessary to enable each of them to perform their obligations under this Sponsors’ Agreement, shall act in accordance with all applicable statutes, rules and regulations (including, without limitation, the Listing Rules and the SFC rules and regulations) and shall supply such information, materials and documents that are material and/or desirable to be included or disclosed in any submission, waiver application, or other document to be sent to the Stock Exchange or the SFC, announcement, listing document (including any supplement thereof), Listing Document, memorandum or circular or which the Joint Sponsors may reasonably require in connection with the Introduction and undertakes to ensure that all such information, materials and documents shall be true, accurate, complete and not misleading in all material respects and that no material information or facts shall have been omitted or withheld.

9.	Reliance on Information and Advice

9.1	In connection with the Joint Sponsors’ and Borrowing Agents’ appointment, the Company will provide the Joint Sponsors, Borrowing Agents and their legal counsel with all information in connection with the Introduction concerning the Company, its Subsidiaries and, to the extent available to the Company, affiliates which the Joint Sponsors and Borrowing Agents reasonably deems appropriate and will provide the Joint Sponsors, Borrowing Agents, their affiliates and legal counsel with reasonable access to the Company, its Subsidiaries and affiliates and their respective directors, officers, employees, accountants and counsel, it being understood that the Joint Sponsors and Borrowing Agents will rely entirely upon such information provided by the Company, its Subsidiaries, and affiliates and their respective directors, officers, employees, accountants, and counsel without assuming any responsibility for independent investigation or verification thereof.

9.2	The Company acknowledges and agrees that: (a) the Joint Sponsors have been retained solely to act as the joint sponsors in connection with the Introduction and that no fiduciary, advisory or agency relationship between the Company and the Joint Sponsors have been created in respect of any of the transactions contemplated by this Sponsors’ Agreement, regardless of whether the Joint Sponsors have advised or are advising the Company on other matters; (b) the price of the Shares will be established by the markets and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by the Introduction and/or this Sponsors’ Agreement and the Joint Sponsors and Borrowing Agents shall not be liable to the Company in the event that a disorderly market for the Shares develops in Hong Kong; (c) the Company has been advised that the Joint Sponsors, Borrowing Agents and their affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that the Joint Sponsors and Borrowing Agents have no obligation to disclose such interests and transactions to the Company; and (d) the Company waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflicts of interest that may arise or result from the Joint Sponsors’ engagement by the Company hereunder or any claims it may have against the Joint Sponsors for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Joint Sponsors shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim.

9.3	Please note that (a) the Company must rely on the expertise of its specialist legal, accounting, actuarial, property and tax advisers in relation to legal, regulatory, accounting, actuarial, property or taxation matters, (b) the Company will remain solely responsible for the commercial assumptions on which any valuation advice provided by the Joint Sponsors is based, for the underlying business decision to effect the Introduction and for the verification of the accuracy and completeness of any public documents issued by or on behalf of the Company in connection with the Introduction and (c) the Joint Sponsors and Borrowing Agents will not be responsible for the advice or services provided by any of the Company’s other advisers or contractors. If any accountants or other advisers are engaged by the Company and/or the Joint Sponsors in connection with the Listing, the degree to which the Joint Sponsors may rely on the work of those accountants or other advisers will be unaffected by any limitation of liability for such work agreed between them and the Company.

10.	Termination

The Engagement and/or the Joint Sponsors’ services or appointment hereunder, shall terminate immediately upon termination or expiry of the Joint Sponsors’ appointment under the Engagement Letter pursuant to any clause therein. Termination of the Engagement at any time prior to the completion of the Introduction shall release all liability or continuing obligation owing from any party to this Sponsors’ Agreement to the other party (except for any expenses incurred by the Joint Sponsors to the date of termination and except, in the case of termination by the Company, for the Joint Sponsors’ right to receive its advisory fees pursuant to a separate fee letter) and provided that the confidentiality, indemnification and governing law provisions of this Sponsors’ Agreement will remain operative regardless of any such termination.

The termination of the role of the Borrowing Agents shall be governed by the terms of the Securities Lending Agreement and the Sale and Repurchase Agreement.

11.	Effect of Investigation

The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Joint Sponsors and Borrowing Agents set forth in or made pursuant to this Sponsors’ Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Joint Sponsor, Borrowing Agents, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for any Offered Securities.

12.	Governing Law

This Sponsors’ Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Each of the Joint Sponsors and the Company hereby irrevocably agrees that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes arising out of or in connection with this Sponsors’ Agreement and that, accordingly, any proceedings arising out of or in connection with this Sponsors’ Agreement shall be brought in such courts.

If the terms of the Engagement as set out in this Sponsors’ Agreement are satisfactory to you, kindly sign the enclosed copy of this Sponsors’ Agreement and indemnification form and return them to us.

We look forward to working with you on this important assignment.

For and on behalf of

Credit Suisse (Hong Kong) Limited

/s/ Karen Wong
Name:Karen Wong
Title: Director

For and on behalf of

Deutsche Bank AG, Hong Kong Branch

/s/ Rowena Chu	/s/ Heidi Yang
Name: Rowena Chu	Name: Heidi Yang
Title: Managing Director	Title: Managing Director

Agreed and Accepted:

Melco Crown Entertainment Limited

/s/ Lawrence Yau Lung Ho
Director: Lawrence Yau Lung Ho
Date: November 28, 2011

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	In this Sponsors’ Agreement (including its recitals) the following words and expressions shall have the following meanings:

“2006 Share Incentive Plan”	means the share incentive plan as adopted and revised by the Board on November 28, 2006 and March 17, 2009 and as approved by the Shareholders on December 1, 2006 and May 19, 2009, respectively, the principal terms of which are summarized in the section headed “D. 2006 Share Incentive Plan and 2011 Share Incentive Plan” in Appendix V to the Listing Document;

“2011 Credit Facilities”	means the credit facilities entered into pursuant to an amendment agreement dated June 22, 2011 between, amongst others, MC Gaming, Deutsche Bank AG, Hong Kong Branch as agent and DB Trustees (Hong Kong) Limited as security agent;

“2011 Share Incentive Plan”	means the share incentive plan conditionally adopted by the Company on October 6, 2011, the principal terms of which are summarized in the section headed “D. 2006 Share Incentive Plan and 2011 Share Incentive Plan” in Appendix V to the Listing Document;

“Accountants’ Report”	means the accountants’ reports set out in Appendix I to the Listing Document;

“ADRs”	means American Depositary Receipts evidencing ADSs;

“ADSs”	means U.S. dollar-denominated Shares listed on the NASDAQ Global Select Market under the symbol “MPEL”. Each American Depositary Share represents an ownership interest in three ordinary Shares which is deposited with a custodian under the Deposit Agreement among the Company, the depositary and the holder of the American Depositary Share. The American Depositary Shares are evidenced by American Depositary Receipts issued under the Deposit Agreement;

“Affiliates”	means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

“Approvals”	means and includes all approvals, sanctions, orders, clearances, no objections declarations, qualifications, licences, permits, certificates, consents, permissions, authorizations, franchises, registrations, clearances, concessions and other permits and “Approval” shall be construed accordingly;

“Associates”	has the meaning ascribed to it in the Listing Rules;

“Board”	means the board of Directors;

“Borrowing Agents”	means Credit Suisse and Deutsche Bank;

“Branch Registrar”	means Computershare Hong Kong Investor Services Limited;

“Branch Registrar’s Agreement”	means the agreement in the agreed form entered into or to be entered into between the Branch Registrar and the Company in relation to the appointment of the Branch Registrar;

“Bridging Period”	means the period commencing on the Listing Date to 30 calendar days thereafter (both days inclusive);

“Business Day”	means a day (excluding Saturdays) on which banks are open for general banking business in Hong Kong;

“Cayman Companies Law”	means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

“CCASS”	means the Central Clearing and Settlement System established and operated by HKSCC;

“City of Dreams”	means an integrated resort located on two adjacent pieces of land in Cotai, Macau, which opened in June 2009, and currently features a casino area and three luxury hotels, including a collection of retail brands, a wet stage performance theater and other entertainment venues, and owned by Melco Crown (COD) Developments;

“City of Dreams Project Facility”	means the project facility dated September 5, 2007 entered into between, amongst others, MC Gaming as borrower and certain other subsidiaries as guarantors, collectively refers to the Term Loan Facility and the Revolving Credit Facility, for a total sum of US$1.75 billion for the purposes of financing, amongst other things, certain project costs of City of Dreams, as amended and supplemented from time to time, including on June 30, 2011 as the 2011 Credit Facilities;

“Commission”	means the U.S. Securities and Exchange Commission;

“Companies Ordinance”	means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Controlling Shareholders”	means Melco and Crown;

“Crown”	Crown Limited, a company incorporated under the laws of Victoria, Australia and is listed on the Australian Securities Exchange;

“Deposit Agreement”	means the deposit agreement entered into on December 22, 2006 among the Company, Deutsche Bank Trust Company Americas and the holders and beneficial owners of ADSs evidenced by ADRs issued thereunder;

“Deposit-Linked Loan”	means a deposit linked facility for HK$2.7 billion (US$353.3 million) entered on May 20, 2011, which is secured by a deposit of RMB2.3 billion (US$353.3 million) from the proceeds of the RMB Bonds;

“Director(s)”	means the director(s) of the Company;

“Effective Date”	with respect to the Registration Statement means the date of the Effective Time thereof;

“Effective Time”	means each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective;

“Encumbrance”	means mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, equity interest, claim, right or preference granted to any third party, or any other encumbrance, trust or security interest of any kind;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended;

“Exchange Notes”	means approximately 99.96% of the Initial Notes which were, on December 27, 2010, exchanged for 10.25% senior notes due 2018 registered under the Act;

“Exchangeable Bonds”	means the US$250 million in aggregate principal amount of 2.4% guaranteed exchangeable bonds due 2012 offered by Melco Crown SPV Limited (formerly known as “Melco PBL SPV Limited”);

“Formal Notice”	means the formal notice to be published in connection with the Introduction, which is in agreed form (as amended or supplemented);

“Gaming Activities”	means the conduct of gaming and gambling activities by the Company or its Subsidiaries, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise by the Company or its Subsidiaries;

“Gaming Authority”	means any regulatory and licensing body or agency with authority over the conduct of Gaming Activities;

“Gaming License”	means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions, subconcessions and entitlements issued or authorized by a Gaming Authority necessary for or relating to the conduct of Gaming Activities;

“Governmental Authority”	means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body of Hong Kong, Macau, the Cayman Islands, the United Kingdom, the United States or any other relevant jurisdiction court, regulatory body, arbitrator, any stock exchange authorities or other authorities (including, without limitation, the Stock Exchange and the SFC);

“Group”	means the Company and its Subsidiaries at the relevant time or, where the context so requires, in respect of the period before the Company became the holding company of its Subsidiaries, the Subsidiaries of the Company or the businesses operated by its Subsidiaries or (as the case may be) their predecessors;

“HKSCC”	means Hong Kong Securities Clearing Company Limited;

“Hong Kong” or “HK”	means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong dollars” or “HK dollars” or “HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Initial Notes”	means the US$600 million aggregate principal amount of 10.25% senior notes due 2018 issued by MCE Finance Limited on May 17, 2010;

“Initial Registration Statement”	has the meaning given to such term in Section 1.4;

“Joint Sponsors”	means Credit Suisse and Deutsche Bank acting as joint sponsors to the Introduction;

“Laws”	means and includes all applicable laws, rules, regulations, statutes, ordinances, guidelines, opinions, notices, circulars, orders, judgments, decrees or rulings of any Governmental Authority;

“Listing Committee”	means the listing sub-committee of the board of the Stock Exchange for the purpose of considering applications for listing and the granting of listing;

“Listing Date”	means the date, expected to be on December 7, 2011, on which dealings in the Shares first commence on the Stock Exchange;

“Listing Document”	means the listing document in the agreed form to be published by the Company in connection with the Introduction;

“Listing Document Date”	means November 30, 2011;

“Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;

“Macau”	means the Macau Special Administrative Region of the PRC;

“Macau Legal Opinions”	means the legal opinions, including on due incorporation of each member of the Group established in Macau and the Properties, in the agreed form to be issued by Manuela António—Lawyers and Notaries Henrique Saldanha, A&N—Lawyers and Notaries in connection with the Introduction;

“Material Contracts”	means the contracts referred to in the paragraph headed “B. Further information about the business—1. Summary of Material Contracts” in Appendix V to the Listing Document;

“MC Gaming”	means Melco Crown Gaming (Macau) Limited, a company incorporated under the laws of Macau on May 10, 2006 and is a Subsidiary;

“Melco”	means Melco International Development Limited, a company incorporated in Hong Kong on June 4, 1910 as a limited liability company whose shares are listed on the Stock Exchange;

“Melco Crown (COD) Developments”	means Melco Crown (COD) Developments Limited, a company incorporated under the laws of Macau on July 20, 2004 and is one of the Subsidiaries through which the Company holds the land and buildings for City of Dreams;

“New Cotai Holdings”	means New Cotai Holdings, LLC, a company incorporated in Nevada on March 24, 2006 under the laws of Nevada, primarily owned by U.S. investment funds managed by Silver Point Capital, L.P. and Oaktree Capital Management, L.P.;

“Offered Securities”	means the maximum number of Shares which (i) could be to be lent by each Controlling Shareholder pursuant to the Securities Lending Agreement; and (ii) could be sold by one Controlling Shareholder under the Sale and Repurchase Agreement;

“PRC”	means the People’s Republic of China which, for the purposes of this Sponsors’ Agreement, excludes Hong Kong, the Macau and Taiwan;

“Properties”	means the properties rented or leased by members of the Group, particulars of which are set out in the property valuation report prepared by the Valuers included in Appendix IIA and Appendix IIB to the Listing Document;

“Prospectus Supplement”	means the supplement to the prospectus included in the Registration Statement, to be filed prior to the start of the Bridging Period in connection with the Bridging Arrangement;

“Registrar”	means Walkers Corporate Service Limited;

“Registrar’s Agreement”	means the agreement and any supplemental agreement in the agreed form entered into or to be entered into between the Registrar and the Company in relation to the appointment of the Registrar;

“Registration Statement”	means the Initial Registration Statement together with any information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Act;

“Reporting Accountants”	means Deloitte Touche Tohmatsu, certified public accountants;

“Revolving Credit Facility”	means the revolving credit facility granted under the City of Dreams Project Facility, originally for a sum of US$250 million;

“RMB Bonds”	means the RMB2.3 billion aggregate principal amount of 3.75% bonds due 2013 issued by the Company on May 9, 2011;

“Rules and Regulations”	means the rules and regulations of the Commission;

“Sale and Repurchase Agreement”	means the sale and repurchase agreement dated November 28, 2011, between one or more of the Controlling Shareholders and the Borrowing Agents;

“Securities Lending Agreement”	means the Securities Lending Agreement dated November 28, 2011, entered into between one or both of the Controlling Shareholders and the Borrowing Agents;

“Senior Notes”	means the Initial Notes and the Exchange Notes, collectively;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“Share Incentive Plans”	means the 2006 Share Incentive Plan and the 2011 Share Incentive Plan;

“Share(s)”	means ordinary share(s) with a nominal value of US$0.01 each in the share capital of the Company;

“Shareholder”	means a holder of our Shares from time to time;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Studio City Project”	means an integrated resort comprising entertainment, retail and gaming facilities proposed to be developed under the shareholder agreement between our Company and New Cotai Holdings;

“Subsidiaries”	means the companies named as subsidiaries of the Company in Appendix I to the Listing Document and “Subsidiary” means any or a specific one of them;

“Taxation”	means all forms of tax, duty, rates, withholdings, levy or imposition whenever and by whatever authority imposed and whether of Hong Kong, Macau, the Cayman Islands or elsewhere and any interest, penalty, fine, charge, or expense relating thereto;

“Term Loan Facility”	mean the term loan facility granted under the City of Dreams Project Facility for an amount of US$1.5 billion;

“Transaction”	means any transaction, act, event, omission or circumstance of whatever nature, and references to any Transaction effected on or before a specified date include the combined result of two or more Transactions the first of which shall have taken place, or the commencement of which shall have occurred, on or before such date;

“United States” or “U.S.”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction;

“U.S. Securities Act” or “Act”	means the U.S. Securities Act of 1933, as amended;

“US$” or “U.S. dollars”	means United States dollars, the lawful currency of the United States;

“Valuers”	means Savills Valuation and Professional Services Limited, independent property valuer (with respect to the property interests of the Group) and Jones Lang LaSalle Sallmanns Limited, independent property valuer (with respect to the property interests relating to the Studio City Project site);

“Verification Notes”	means the questions prepared in order to verify the information contained in the Listing Document together with the answers and supporting documents thereto, copies of which have been signed and approved by the Directors; and

“Warranties”	means the representations, warranties and undertakings given pursuant to clause 2 and as contained in Schedule 2.

2.	references to “Recitals”, “sections”, “clauses”, “paragraphs” and “Schedules” are to recitals, sections, clauses and paragraphs of, and schedules to, this Sponsors’ Agreement;

3.	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

4.	references to a “company” shall be construed so as to include any company, corporation or other body corporate, whenever and however incorporated or established;

5.	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

6.	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

7.	references to times of the day and dates, unless otherwise specified, are to Hong Kong times of the day and Hong Kong dates, respectively;

8.	headings to clauses, sections and Schedules are for convenience only and do not affect the interpretation of this Sponsors’ Agreement;

9.	the Schedules form part of this Sponsors’ Agreement and shall have the same force and effect as if expressly set out in the body of this Sponsors’ Agreement, and any reference to this Sponsors’ Agreement shall include the Schedules;

10.	references to documents being “in agreed form” are to the form of the draft or final or executed version thereof signed for identification by or on behalf of the Company and the Joint Sponsors with such alterations as may be agreed between the Company and Joint Sponsors but such documents in agreed form do not form part of this Sponsors’ Agreement;

11.	references to “certified copy” are to a copy certified as a true copy by a Director or the secretary of the Company, the Company’s Solicitors or the Macau legal adviser to the Company;

12.	references to “best knowledge, information, belief and/or awareness” of any person or similar terms shall be treated as including but not limited to any knowledge, information, belief and awareness which the person would have had if such person had made due, diligent and careful enquiries; and

13.	words in the singular shall include the plural (and vice versa) and words importing one gender shall include the other two genders.

SCHEDULE 2

WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE COMPANY

The Company warrants, represents and undertakes to each of the Joint Sponsors and the Borrowing Agents as follows:

1.	Listing document and listing

(A)	All statements of fact contained in the Listing Document (as at the Listing Document Date and the other times when the Warranties are repeated) are or will be true and accurate in all material respects and not misleading in any material respect and there are no facts or matters known to the Company or any other member of the Group, which are not disclosed in the Listing Document the omission of which would make any statement therein, in light of the circumstances under which it was made, misleading in any material respect or which in the circumstances of the Introduction are material for disclosure therein. All expressions of opinion or intention therein are or will be made on reasonable grounds and are and will be truly and honestly held by the Directors and are and will be fairly based and there are and will be no other facts known to the Directors the omission of which would make any such statement or expression misleading or which will or might be material in the context of the Introduction.

(B)	The Listing Document contain all information and particulars required for the Company and/or the document, as applicable, to comply with all statutory and other provisions (including, without limitation, the Companies Ordinance, the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (“Securities and Futures Ordinance”) and the Listing Rules) so far as applicable.

(C)	Any third-party statistical and market-related data included in the Listing Document are based on or derived from sources that the Company believes to be reliable and accurate. Any budget forecasts, projections and estimates set forth in the Listing Document in reference to each of the construction projects under development by the Company or its Subsidiaries were calculated using reasonable assumptions and objective methods of estimation. Except as disclosed in the Listing Document, the Company is not aware of any circumstances that could give rise to significant variances from such forecasts, projections and estimates.

(D)	The statements set forth in the Listing Document (i) under the sections headed “Summary,” “Future Plans and Reasons for the Listing,” “Share Capital,” “History and Corporate Structure,” “Relationship with Controlling Shareholders,” “Substantial Shareholders,” insofar as they purport to constitute a summary of the terms of the Shares and the Introduction, and (ii) under the sections headed “Directors and Senior Management,” “Risk Factors,” “Business,” “Summary,” “Share Capital,” “Regulations,” “Appendix V—Summary of the Constitution of the Company and Cayman Companies Law” and “Appendix VI—Statutory and General Information,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects. The information set out in the paragraph headed “Future Plans” in the section headed “Future Plans and Reasons for the Listing” in the Listing Document represents the true and honest belief of the Directors and the Company arrived at after due and careful consideration, consultations with relevant advisers, planning and enquiry and is based on the assumptions set out therein and all such bases and assumptions are reasonable and fair.

(E)	The Listing Document contains and will contain, when it is issued, all such information as investors would reasonably require and expect to find therein, for the purpose of making an informed assessment of the risks, assets and liabilities, financial position, profits and losses, and prospects of the Group and the rights attaching to the Shares.

(F)	No information requested from the Company: (A) by the Joint Sponsors or the Valuers and/or the Company’s Macau, Cayman Islands, Hong Kong and/or United States legal counsel or the Joint Sponsors’ Macau, Hong Kong and United States legal counsel for the purpose of their reports, letters, certificates and/or opinions; (B) by the Reporting Accountants for the purposes of their reports, letters and comfort letters to the Company; or (C) by the Reporting Accountants or the Joint Sponsors for the purposes of (a) their review of the forecast of profits, capital expenditures and capital costs or cash flows of the Company contained in the Listing Document and (c) their review of the Company’s working capital projections and financial reporting procedures, and which was then available to the Company was withheld from the Joint Sponsors, the Reporting Accountants, the Valuers, the Company’s Macau, Cayman Islands, Hong Kong and/or United States legal counsel or the Joint Sponsors’ Macau, Hong Kong or United States legal counsel and none of the Directors and the Company disagree with such reports, letters, comfort letters, certificates and opinions, and the opinions attributed to the Directors in such reports, letters, comfort letters or certificates are honestly held by the Directors and are fairly based upon facts within their knowledge. The replies to the questions set out in the verification notes relating to the Listing Document (other than those for which the Joint Sponsors are therein stated to be solely responsible) were supplied or disclosed by or on behalf of the Company to the Joint Sponsors, the Reporting Accountants, the Valuers, the Joint Sponsors’ Solicitors or other legal and professional advisers to the Joint Sponsors and contain all information and particulars with regard to the subject matter thereof and were, and remain, true and accurate in all material respects and not misleading in any material respect. All statements and information in writing provided by or on behalf of the Company in connection with any application or submission to or correspondence with the Stock Exchange are true and accurate and are not misleading in any material respect and there are no material facts which have not been disclosed to the Stock Exchange in connection with any such application, submission or correspondence which by their omission may make any such statements untrue, inaccurate or misleading in any material respect or are material for disclosure to the Stock Exchange. All public notices, announcements and advertisements in connection with the Introduction and all filings and submissions provided by or on behalf of the Company and its Subsidiaries to the Stock Exchange and the SFC will comply with all applicable Laws.

(G)	Each “forward-looking statement” (within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in the Listing Document has been made or reaffirmed by the Company with a reasonable basis, in good faith and based on reasonable assumptions. All expressions of opinion, intention or expectation contained in the Listing Document are and will be (as of the date of the Listing Document and all other times when the representations and warranties in this Sponsors’ Agreement are repeated pursuant to this Sponsors’ Agreement) made on reasonable grounds and are and will be truly and honestly held by the Company and are and will be fairly based and there are and will be no other material facts known or which could, upon reasonable inquiry, have been known to the Company the omission of which would make any such statement or expression misleading in any material respect or which will or might be considered material in the context of the Introduction. The Listing Document contains and, when issued, will contain all such information as required by applicable Laws.

(H)	The Company has been duly registered as a non-Hong Kong company under Part XI of the Companies Ordinance and the Company’s memorandum and articles of association comply with the relevant provisions of the Listing Rules.

(I)	Approval in principle has been obtained for listing of the Shares on the Stock Exchange from the Listing Committee. Except for the final listing approval to be granted by the Stock Exchange for the listing of the Shares on the Stock Exchange (the “Final Listing Approval”), all Approvals required for the listing of the Shares on the Stock Exchange, including the issue, publication or making available of the Listing Document and for the Company and its Subsidiaries to carry on their business and operations as described in the Listing Document have been or will be (prior to the date of issue of the Listing Document) irrevocably and unconditionally obtained and are in full force and effect. No such Approval is subject to any condition precedent which has not been fulfilled or performed. To the best of the Company’s knowledge after due and careful inquiry, the Company is not aware of the existence of any fact or circumstance that may cause the Final Listing Approval to not be delivered by the Listing Date.

(J)	The historical financial information and financial data and information regarding the Company’s gaming promoters and suppliers set forth in the Listing Document are derived from the relevant accounting records of the Company and other members of the Group which the Company in good faith believes are reliable and accurate in all material respects, and are a fair presentation of the data purported to be shown.

(K)	The Listing is being carried out by way of introduction and none of the Company or anyone acting on the Company’s behalf has made or will make offers or sales of any securities or will take or has taken any other actions that would require the registration of the Listing Document as a prospectus under the Companies Ordinance.

(L)	The Company is not aware (having made due and careful enquiry) of any non public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed in the Listing Documents): (a) that, if made public, would reasonably be expected to have a significant effect upon the market price of the Shares; and (b) which would require it to make a public announcement under applicable Law.

2.	Corporate Organization, Capacity and Authority

(A)	The Company has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or establishment, with power and authority (corporate and other) to own its properties and conduct its business as described in the Listing Document and to enter into, execute and perform its obligations under this Sponsor’ Agreement, and is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, and is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(B)	The Company has no “significant subsidiary” (as defined in rule 1-02(w) of Regulation S-X) other than those listed in Schedule 5. Each Subsidiary of the Company has been duly incorporated and is existing and (where such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Listing Document; and each Subsidiary of the Company is duly qualified to do business as a foreign corporation (where such concept is applicable) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is and will be subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; all of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable; and the capital stock of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects (other than such security as has been granted pursuant to the 2011 Credit Facilities, the Senior Notes and the Deposit-Linked Loan). The statements and the diagrams set forth in the Listing Document under the section “History and Corporate Structure,” insofar as they purport to describe the ownership interests of the Company and its Subsidiaries are accurate and fair in all material respects.

(C)	The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Sponsors’ Agreement and to consummate the transactions contemplated hereby and thereby. This Sponsors’ Agreement had been duly authorized, executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

(D)	The performance by the Company of its obligations under the terms of this Sponsors’ Agreement and the consummation by the Company of the Introduction; and the listing of the Shares on the Main Board have been duly authorized and do not and will not:

(i)	result in a violation or breach of any provision of the memorandum and articles of Association or the constitutive documents of the Company; or

(ii)	result in a violation or breach of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any Encumbrance pursuant to, any instrument or agreement or arrangement to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound; or

(iii)	result in a breach of any Laws to which the Company or any of its Subsidiaries is subject or by which the assets of the Company or any of its Subsidiaries are bound; or

(iv)	require any Approval from any relevant Governmental Authority or any other person or, in the case of the Company, the sanction or consent of its shareholders which has not been obtained as at the date hereof, which might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries, or that would prevent the satisfaction of, or defeat any condition to drawdown or other requirement under any Specific Contract (as defined herein) related to indebtedness or otherwise adversely affect the availability to the Company or any of its Subsidiaries of financing contemplated thereby.

(E)	All necessary authorities have been obtained from the shareholders of existing issued shares in the capital of the Company in connection with the Introduction.

(F)	The agreement of the Company to the choice of law provisions set forth in this Sponsors’ Agreement will be recognized by the courts of the Cayman Islands and Macau and are legal, valid and binding; the Company can sue and be sued in its own name under the laws of the Cayman Islands and Macau; the irrevocable submission by the Company to the jurisdiction of the courts of Hong Kong is legal, valid and binding; and, except as disclosed in the Listing Document, a judgment obtained in a court of Hong Kong arising out of or in relation to the obligations of the Company under this Sponsors’ Agreement would be enforceable against the Company in the courts of the Cayman Islands and Macau, in each case, without further review of the merits.

(G)	The establishment of the Branch Register in Hong Kong and operation by the Company of the Branch Register (i) is (or when established will be) in compliance with all applicable Laws, and (ii) is not (or when established will not be) in violation of its Memorandum of Association of other governing or constitutional documents; or

(H)	Neither the Company nor any of its Subsidiaries is (A) in violation of its respective constitutional documents, (B) in default of the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed or trust, loan or credit agreement, note, license, lease or other agreement or instrument, including, without limitation, each Specific Contract (as defined herein) to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which any of the properties or assets of the Company or any of its Subsidiaries may be subject (and no event has occurred which, with the giving of notices or lapse of time or both, would constitute such default) or (C) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of (B) and (C) only, any defaults or violations which, individually and collectively, would not have a Material Adverse Effect.

(I)	No taxes, imposts or duties of any nature (including, without limitation, stamp or other issuance or transfer taxes or duties and capital gains, income, withholding or other taxes) are payable by or on behalf of the Joint Sponsors or Borrowing Agents to the governments of Hong Kong, the Cayman Islands or Macau or, in each case, any political subdivision or taxing authority thereof or therein in connection with (A) the execution and delivery of this Sponsors’ Agreement, or (B) the consummation of the transactions contemplated by this Sponsors’ Agreement.

3.	Title

(A)	Except as disclosed in the Listing Document, the Company and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them as are necessary to the conduct of their business in the manner described in the Listing Document, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof (other than such liens as have been granted pursuant to the Revolving Credit Facility, the 2011 Credit Facilities, the Exchangeable Bonds, the Senior Notes, the RMB Bonds and the Deposit-Linked Loan) or materially interfere with the use made or to be made thereof by them and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, encumbrances, charges, defects, claims, options or restrictions which, individually or in the aggregate, would not have a material adverse effect on the condition (financial or other), business, properties, business prospects or results of operations of the Company and its Subsidiaries taken as a whole (“Material Adverse Effect”).

4.	Share Capital

(A)	The authorized, issued and outstanding capitalization of the Company conforms in all material respects to the description thereof contained in the Listing Document. The capital structure of MC Gaming, including the rights of holders of Class A shares and Class B shares, is accurately and fairly described in all material respects in the Listing Document.

(B)	All of the outstanding or issued share capital of the Company (i) have been duly authorized, (ii) are validly issued, fully paid, (iii) were not issued in violation of any pre-emptive or similar rights and (iv) are beneficially owned by persons who are expressed to be shareholders of the Company according to Listing Document, free and clear of any lien, charge, restriction upon voting or transfer or any other encumbrance or third party rights of any kind. The stockholders of the Company have no preemptive rights with respect to the capital stock of the Company (other than with respect to the capital stock of the Company held by Melco Leisure and Entertainment Company Limited and Crown Asia Investments Pty. Ltd.).

(C)	Save as otherwise disclosed in the Listing Document, there are no rights (conditional or otherwise): (a) to require the issue of any Shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same; or (b) to sell or otherwise dispose of any Shares or other securities of the Company which are outstanding and in force.

5.	Accounts

(A)	Deloitte Touche Tohmatsu, which has audited the financial statements of Group and delivered their report with respect to the audited consolidated financial statements included in the Listing Document, is an independent public accountant under the applicable rules and regulations of the Hong Kong Institute of Certified Public Accountants in accordance with the Professional Accountants Ordinance (Chapter 50 of the Laws of Hong Kong). The financial information contained in the Accountants’ Report as set out in Appendix I to the Listing Document have been prepared in accordance with generally accepted accounting principles applied on a consistent basis in the United States of America (“U.S. GAAP”), with a reconciliation to International Financial Reporting Standards (“IFRS”), and in accordance with all other relevant Laws, regulations and requirements in Hong Kong and have been audited and reconciled in accordance with all applicable United States and IFRS and give a true and fair view of the state of affairs of the Group as at June 30, 2009, 2010 and 2011 and of the Group’s results, changes in equity and cash flows for the accounting reference periods ended on June 30, 2011 (the “Accounts Date”) and the state of affairs of the Company as at June 30, 2011. Except as disclosed in the Listing Document, no other financial statements, schedules or pro forma financial information of the Company are required by any applicable rules or regulations of the Stock Exchange to be included in the Listing Document, and the Accountants’ Report: (A) gives a true and fair view of the state of affairs and financial and trading positions of the Group at the Accounts Date and of the Group’s results, changes in equity and cash flows for the financial periods ended on that date and no event has occurred that has resulted in the results of the Group in respect of the period covered by the Accountants’ Report being abnormally high or low; (B) is accurate in all respects, makes full provision for all bad and doubtful debts and makes appropriate provision for all deferred or contingent or disputed liabilities, whether liquidated or unliquidated at the date hereof; and (C) calculates depreciation of fixed assets at rates sufficient to spread the cost over their respective estimated useful lives to the Company. In addition, (X) profits and losses referred to in the Accountants’ Report and the trend of profits thereby shown have not been affected by any unusual or extraordinary item or by any other matter which has rendered such profits or losses unusually high or low; and (Y) the accounts upon which the Accountants’ Report is based contain proper and adequate provision for all material taxation of the Company as at June 30, 2011 and no transaction has taken place since June 30, 2011 which is likely to give rise to a material claim for taxation against the Company other than transactions in respect of, or arising in, the ordinary business of the Company.

(B)	The consolidated financial statements of the Company and its consolidated Subsidiaries, together with the applicable related notes, included in the Listing Document present fairly the consolidated financial position of the Company and its consolidated Subsidiaries at the dates indicated and their consolidated statement of operations, stockholders’ equity and cash flows for the periods specified. Such consolidated financial statements of the Company and its consolidated Subsidiaries have been prepared in conformity with U.S. GAAP throughout the periods involved. The selected financial data and the summary financial information included in the Listing Document present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Listing Document and the other financial information included in the Listing Document has been derived from the accounting records of the Company and its Subsidiaries and presents fairly the information shown thereby.

(C)	The pro forma financial information of the Group and the related notes thereto and the other pro forma and as adjusted information included in Appendix II to the Listing Document present fairly the information shown therein, have been prepared in accordance with U.S. GAAP with respect to unaudited pro forma financial information and have been properly compiled on the bases described therein and are presented on a basis consistent with the accounting policies of the Company, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. There are no other assumptions or sensitivities, other than assumptions or sensitivities described in the Listing Document, which should reasonably be taken into account in the preparation of such information. The figures in relation to the operations of the Group as included in the Listing Document give a true and fair view of the operating results of the Group for the periods presented.

(D)	The section entitled “Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Listing Document accurately and fully describes (A) accounting policies which the Company believes are the most important in the portrayal of the financial condition and results of operations of the Company and its consolidated Subsidiaries and which require management’s most difficult, subjective or complex judgments (“critical accounting policies”); (B) judgments and uncertainties affecting the application of critical accounting policies; and (C) explanation of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. The Company’s Board and senior management have reviewed and agreed with the selection, application and disclosure of critical accounting policies. The section entitled “Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Listing Document accurately and fully describes (A) all material trends, demands, commitments, events, uncertainties and risks that the Company believes would materially affect liquidity and are reasonably likely to occur; and (B) all off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Company and its Subsidiaries taken as a whole. Except as otherwise disclosed in the Listing Document, there are no outstanding guarantees or other contingent obligations of the Company or any subsidiary that would have a Material Adverse Effect.

(E)	The cash flow forecast for the eighteen months ending December 31, 2012 which forms the basis of the working capital letter dated on or before the date of the Listing Document and the memorandum prepared by the Company in respect of the consolidated working capital for the eighteen months ending December 31, 2012 has been properly and carefully compiled on the basis of the assumptions stated therein and is presented on a basis consistent with the accounting principles and policies adopted by the Company in relation to the preparation of the Accountants’ Report contained in the Listing Document after making proper provision for all known liabilities (whether actual or contingent or otherwise); that the assumptions upon which the working capital projections are based have been made after due and careful enquiry and are fair and reasonable in the context of the Company and there are no material facts known or which on due and careful enquiry should have been known to the Company which have not been taken into account in the preparation of such projections and which may make any statement made in such projections or any expression of opinion or intention therein misleading in any material respect.

(F)	The unaudited interim financial information of the Company and its consolidated Subsidiaries for the period ended September 30, 2011, together with the applicable related notes, included in the Listing Document (the “Unaudited Interim Financial Information”) present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as at September 30, 2011 and their consolidated statement of operations, stockholders’ equity and cash flows for the period ended September 30, 2011. The Unaudited Interim Financial Information has been prepared in conformity with U.S. GAAP throughout the period ended September 30, 2011. The Unaudited Interim Financial Information included in the Listing Document have been compiled on a basis consistent with that of the audited financial statements included in the Listing Document and has been derived from the accounting records of the Company and its Subsidiaries and presents fairly the information shown thereby.

6.	No adverse change

(A)	Since June 30, 2011 (the “Accounts Date”), except as disclosed in the Listing Document: (A) each of the Company and its Subsidiaries has carried on and will carry on business in the ordinary and usual course so as to maintain it as a going concern and in the same manner as previously carried on; (B) each of the Company and its Subsidiaries has continued to pay its creditors in the ordinary course of business; (C) there has not been any material change in short-term or long-term debts; and (D) there has not been: (a) any Encumbrance on any asset, or any lease of property, including equipment, other than such Encumbrances created in the ordinary course of business of the Group and tax liens with respect to taxes no yet due and statutory rights of customers in inventory and other assets; (b) any lapse of any patent, utility models, design, trademark, trade name, service mark, copyright, or license or any application with respect to the foregoing by any Company or its Subsidiaries which is material in the context of the business of the Company and its Subsidiaries; (c) the making of any loan, advance, indemnity or guarantee by the Company or its Subsidiaries to or for the benefit of any person (other than the Company or its Subsidiaries) except the creation of accounts receivable in the ordinary course of business; or (d) an agreement to do any of the foregoing.

(B)	Except as disclosed in the Listing Document, since the date of the period covered by the latest financial statements included in the Listing Document, neither the Company nor its Subsidiaries has (i) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (ii) received notice of any cancellation, termination, breach, violation or revocation of, or imposition or inclusion of additional conditions or requirements with respect to, MC Gaming’s Gaming License, or received notice of any cancellation, termination, breach, violation or revocation of any Specific Contract, or of any Debt Repayment Triggering Event, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset material to the Company and its Subsidiaries taken as a whole, (iv) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matter identified in clauses (i) through (iii) above, or (v) sustained any material loss or interference with its business from fire, explosion or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since the respective dates as of which information is given in the Listing Document, there has been no change, nor any development or event that would have a Material Adverse Effect. Except as disclosed in or contemplated by the Listing Document, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries.

7.	Licences and approvals

The Company and its Subsidiaries possess, and are in compliance with the terms of, all adequate licenses, certificates, authorizations, franchises and permits (collectively, “Licenses”) issued by appropriate governmental agencies or bodies necessary or material to the conduct of the business now operated by them or proposed in the Listing Document to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Company or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, MC Gaming holds a valid and subsisting Gaming License which is and remains in full force and effect and which validly authorizes MC Gaming to carry on the gaming business as is and is proposed to be conducted by it and on the terms and conditions, in each case as described in the Listing Document, and no notice of any proceeding or claim or action for the invalidation, revocation, cancellation or imposition of any further condition or requirement of or in connection with the Gaming License has occurred or is threatened. The capital structure of MC Gaming, including the rights of holders of Class A shares and Class B shares, is accurately and fairly described in all material respects in the Listing Document.

8.	Operations

(A)	All subsisting contracts entered into within two years preceding the date of the Listing Document (other than contracts entered into in the ordinary course of business) by any member of the Group which are required to be disclosed in the Listing Document have been so disclosed as Material Contracts, in their entirety, without omission or redaction unless a certificate of exemption has been granted by the SFC, and no contracts (other than those so disclosed and those entered into in the ordinary course of business) will, without the written consent of the Joint Sponsors, be entered into nor will the terms of any subsisting Material Contract be varied (other than as aforesaid) prior to or on the Listing Date. Save as disclosed in the Listing Document, since the Accounts Date, none of the Company or its Subsidiaries has any capital commitment (other than such capital commitment made in the ordinary course of business of the Company or its Subsidiaries) or any guarantee or other contingent liabilities which is material in the context of the Group as a whole. Except as disclosed in the Listing Document, none of the Company or its Subsidiaries is, or has been, party to any unusual, long-term or onerous material commitments, contracts or arrangements other than wholly on an arm’s length basis in the ordinary and usual course of business. For these purposes, a long-term contract, commitment or arrangement is one which is unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or is incapable of termination by the relevant member of the Group on six months’ notice or less. Except as disclosed in the Listing Document, none of the Company or its Subsidiaries is party to any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit. The Company is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any contract, lease, tenancy, license, concession, agreement or other transaction to which any member of the Group is a party and which is material to the business and/or financial position of the Company or its Subsidiaries taken as a whole and none of the Company or its Subsidiaries has received notice of any intention to terminate any such contract, lease, tenancy, license, concession, or agreement or repudiate or disclaim any such transaction.

(B)	There are no other franchise, contract or other document of a character required to be described in the Listing Document which is not described as required.

(C)	Each of the contracts (the “Specific Contracts”) described in this paragraph and each of the Material Contracts has been duly authorized, executed and delivered by the Company or any of its Subsidiaries and assuming due authorization, execution and delivery by the other parties thereto and constitutes a legal, valid and binding agreement of such parties, enforceable against the Company and its Subsidiaries, as the case may be, in accordance with its terms, in each case, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. “Specific Contracts” means each of (i) the Subconcession Contract dated September 8, 2006 between Wynn Resorts (Macau), S.A. and MC Gaming; (ii) the US$1.75 billion Senior Secured Term Loan and Revolving Credit Facilities Agreement dated September 5, 2007 for MC Gaming (as Original Borrower) arranged by Australia and New Zealand Banking Group Limited, Banc of America Securities Asia Limited, Barclays Capital Deutsche Bank AG, Hong Kong Branch and UBS AG, Hong Kong Branch (as coordinating lead arrangers) with Deutsche Bank AG, Hong Kong Branch (as agent) and DB Trustees (Hong Kong) Limited (acting as security agent), as amended by transfer agreements dated October 17, 2007 and December 4, 2007, a supplemental deed dated November 19, 2007, amendment agreements dated December 7, 2007, September 1, 2008, December 1, 2008, May 10, 2010 and June 22, 2011, and all finance and security documents related thereto (together, the “SFA”) and the subconcession bank guarantee request letter, dated September 1, 2006, issued by MC Gaming and the bank guarantee number 269/2006, dated September 6, 2006, extended by Banco Nacional Ultramarino, S.A. in favor of the Macau SAR Government at the request of MC Gaming and all finance and security documents related thereto; (iii) the Subordination Deed dated September 13, 2007 between MC Gaming and Others (as Subordinated Creditors), MC Gaming and Others (as Obligors) and DB Trustees (Hong Kong) Limited (as Security Agent) as amended by a deed of amendment dated June 22, 2011; (iv) the Amended and Restated Shareholders’ Deed dated December 12, 2007 between Melco Crown Entertainment Limited, Melco Leisure and Entertainment Group Limited, Melco International Development Limited, PBL Asia Investments Limited and Crown Limited; (v) the Order of the Secretary for Public Works and Transportation No. 20/2006 with respect to the grant by the Macau government of a lease for the Altira property; (vi) the Services and Right to Use Agreement dated May 11,2007 between MSC Diversões Limitadea, MC Gaming and New Cotai Entertainment, LLC; (vii) the Hotel Taipa Square Right to Use Agreement dated June 12, 2008 between Hotel Taipa Square (Macau) Company Limited and MC Gaming; (viii) the Management Agreement for Grand Hyatt Macau dated August 30, 2008 between Melco Crown COD (GH) Hotel Limited and Hyatt of Macau Ltd.; (ix) the Hotel Trademark License Agreement dated January 22, 2007 between Hard Rock Holdings Limited and Melco Crown (COD) Developments, as novated to Melco Crown COD (HR) Hotel Limited on August 30, 2008; (x) the Memorabilia Lease (Casino) dated January 22, 2007 between Hard Rock Cafe International (STP), Inc. and MC Gaming; (xi) the Memorabilia Lease (Hotel) dated January 22, 2007 between Hard Rock Cafe International (STP), Inc. and Melco Crown (COD) Developments, as novated to Melco Crown COD (HR) Hotel Limited on August 30, 2008; (xii) the Trademark License dated November 30, 2006 between the Company and Crown Limited; (xiii) the Trademark License dated August 18, 2008 between the Company and MPEL Services Limited; (xiv) the Sponsors Group Shareholder’s Undertaking dated September 5, 2007 between Lawrence Yau Lung Ho, Deutsche Bank AG, Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent), as amended by an Amendment Letter dated November 19, 2007; (xv) the Sponsors Group Shareholder’s Undertaking dated September 5, 2007 between Me1co International Development Limited, Melco Leisure and Entertainment Group, Deutsche Bank AG Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xvi) the Sponsors Group Shareholder’s Undertaking dated September 13, 2007 between the Company, MPEL Investments Limited, MPEL Nominee One Limited, MPEL Nominee Three Limited, MPEL International Limited, MCE Finance Limited, Deutsche Bank AG, Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xvii) the Sponsors Group Shareholder’s Undertaking dated December II, 2007 between Crown Entertainment Group Holdings Pty Limited, Crown Limited, PBL Asia Investments Limited, Deutsche Bank AG Hong Kong Branch (as Agent) and DB Trustees (Hong Kong) Limited (as Security Agent); (xviii) the Loan Agreement dated September 5, 2007 between MC Gaming and MPEL Investments Limited; (xix) the Loan Agreements dated April 15, 2008, November 7, 2008 and May I, 2009 between MPEL Investments Limited and MPEL International Limited; (xx) the Gaming Promotion Agreement dated March 30, 2009 between MC Gaming, Jin Jun Gaming Promotion Company Limited and Chan Meng Kam as amended by an amendment agreement dated April 27, 2010; (xxi) the Operating Agreement dated August 29, 2008 between Melco Crown (COD) Developments and DFS Cotai Limitada, as supplemented by a Supplemental Agreement dated August 7, 2009; (xxii) the Order of the Secretary for Public Works and Transportation No. 25/2008 with respect to the grant by the Macau SAR of a lease for the City of Dreams property; (xxiii) the Public Deed of Sale and Purchase dated August 15, 2008 between MPEL Properties Macau Limited, Lam In Wai, Hoi Man Pak and Companhia de Foment Predial Jun Xuan Internacional Limitada; (xxiv) all other agreements filed or required to be filed as exhibits to the Company’s annual report on Form 20-F for the years ended December 31, 2009 and December 31, 2010; (xxv) all other agreements listed under the heading “Appendix VI—Statutory and General Information—Further Information about the Business—Summary of Material Contracts” in the Listing Document; (xxvi) all amendments, variations, modifications and supplements of the documents referred to in (i) through (xxvi) above.

(D)	There is no franchise, contract or other document of a character required to be described in the Listing Document, or to be filed as an exhibit thereto, which is not described or filed as required Listing Document.

(E)	Except as disclosed in the Listing Document, neither the Company nor any of its Subsidiaries is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

(F)	Except as described in the Listing Document, no subsidiary of the Company is currently prohibited, directly or indirectly, (i) from paying any dividends to the Company, (ii) from making any other distribution on such subsidiary’s capital stock, (iii) from repaying to the Company any loans or advances to such subsidiary from the Company or (iv) from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company; provided that in the case of clause (iv) only, it is acknowledged that the transfer of gaming assets by MC Gaming and of casinos and/or gaming areas will be subject to the compliance of the Gaming License and related requirements under Macau law.

(G)	The description of the events, transactions, contracts and agreements set forth in the sections headed “Connected Transactions” in the Listing Document is true, correct and complete in all material respects and all such events and transactions have been consummated and were effected in compliance with all applicable Laws and there are no other material facts the omission of which would make any such statements misleading in any material respect. Except as described in the sections headed “Connected Transactions” in the Listing Document, there are no other connected transactions (as defined in the Listing Rules) which the Company and/or any of its Subsidiaries has entered or is contemplating to enter into which require disclosure in the Listing Document, and in respect of such connected transactions: (A) all information (including but not limited to historical figures) and documentation provided by the Company to the Joint Sponsors are true and accurate and complete in all material respects, and there is no other information or document which has not been provided the result of which would make the information and documents so received misleading in any material respect; (B) the connected transactions (including their terms) described under the sections headed “Connected Transactions” in the Listing Document has been entered into, and will be carried out, in the ordinary course of business, on normal commercial terms and are fair and reasonable and in the interests of the Company and the shareholders of the Company as a whole, and the Directors, in coming to their views have made due and proper inquiries and investigations of such transactions; (C) the Company has complied with and undertakes to continue to comply with the terms of the connected transactions disclosed in the Listing Document so long as the agreement or arrangement in relation thereto is in effect and shall inform the Joint Sponsors and the Borrowing Agents should there be any material breach of any such terms either before or after the listing of the Shares on the Stock Exchange; and (D) the Directors, consider that the duration of the agreements for the connected transactions disclosed in the Listing Document is fair and reasonable to the Group and in the interests of the Company and its shareholders as a whole.

9.	Taxation

(A)	Each of the Company and its Subsidiaries has filed on a timely basis all necessary tax returns, reports and filings (except in any case in which the failure to file on a timely basis would not have a Material Adverse Effect), and all such returns, reports or filings are true, correct and complete in all material aspects, and are not the subject of any disputes with revenue or other authorities and to the Company’s knowledge there are no circumstances giving rise to, or which could give rise to, such disputes. None of the Company or its Subsidiaries is delinquent in the payment of any taxes due thereunder or has any knowledge of any tax deficiency which might be assessed against any of them, which, if so assessed, would have a Material Adverse Effect.

(B)	The statutory books, books of account and other records of whatsoever kind of each member of the Group are in its possession, up-to-date and contain complete and accurate records required by the respective Laws to which it is subject to be dealt with in such books and no notice or allegation that any is incorrect or should be rectified has been received from applicable Governmental Authority. All accounts, documents and returns required by Laws to be delivered or made to any Governmental Authority in Macau, Hong Kong, the Cayman Islands or any other jurisdiction have been duly and correctly delivered or made.

10.	Environmental

Neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or relating to the safety of employees in the workplace (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries is aware of any pending investigation which might lead to such a claim.

11.	Employment and pensions

(A)	No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company or any of its Subsidiaries is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that, in any such case, would have a Material Adverse Effect.

(B)	Except as would not, individually or in the aggregate, have a Material Adverse Effect (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA but excluding any Foreign Plans (as defined below)) (each, a “Plan”) established or maintained by the Company or any of its Subsidiaries has been operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any Subsidiary maintains, sponsors or contributes to a Plan subject to Title IV of ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Plan established or maintained by the Company or its Subsidiaries that is intended to be qualified under Section 401(a) or 401(k) of the Code has received, with respect to the cycle applicable to such plan pursuant to Revenue Procedure 2005-66 (as amended), a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available, that the plan is so qualified. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no circumstance and no fact or event exists that could adversely affect the qualified or tax exempt status of any such plan.

(C)	With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any current or former employee, director, officer or consultant (or any dependent or beneficiary thereof) of the Company or its Subsidiaries that is subject to the Laws of any jurisdiction outside of the United States (the “Foreign Plans”), except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)	such Foreign Plan has been operated in all material respects in accordance with all applicable requirements and all applicable Laws:

(ii)	all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters and all such contributions or accruals have been made in a timely manner;

(iii)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan; and

(iv)	except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment.

12.	Litigation

Except as disclosed in the Listing Document, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially or adversely affect the ability of the Company or any of its Subsidiaries to perform its obligations under this Sponsors’ Agreement, or which are otherwise material in the context of the Introduction; and to the Company’s and each of its Subsidiaries’ best knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

13.	Borrowings, default and insolvency

(A)	Immediately after each time the Warranties are to be repeated, the Company and each of its Subsidiaries will be Solvent. As used herein, the term “Solvent” means, with respect to the Company and each of its Subsidiaries, on a particular date, that on such date (1) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of the entity, (2) the present fair saleable value of the assets of such entity is greater than the sum of stated liabilities and identified contingent liabilities, (3) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (4) such entity does not have unreasonably small capital, and (5) such entity is not unable to or has not been deemed to be unable to pay its debts as they fall due. No proceedings have been commenced nor have resolutions been passed or petitions presented for purposes of, and no judgment has been rendered for, the liquidation, bankruptcy, winding-up, administration or analogous event of the Company or any of its Subsidiaries. The Company has no present intention to discontinue or write down investments in any other businesses other than those disclosed in the Accountants’ Report, nor is any such write down, in the reasonable opinion of the Directors of the Company, required. Each of the Company and its Subsidiaries has sufficient working capital with which to carry on its business, in its present form and at its present level of turnover, for the period of twelve months following the date of the Listing Document and for the purposes of performing all orders and obligations placed with or undertaken by it before the date of this Sponsors’ Agreement having regard, if necessary, to existing bank balances and committed facilities.

(B)	There are (i) no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and (ii) no existing situations or set of circumstances that would reasonably be expected to result in such a liability, other than (x) liabilities set forth in the Listing Document, or (y) other undisclosed liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

14.	Insurance

The Company and its Subsidiaries maintain insurance in such amounts and covering such risks as the Company reasonably considers adequate for the conduct of its business and as is customary for companies engaged in similar businesses in similar industries and in similar locations, all of which insurance is in full force and effect. There are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has no reason to believe that it will not be able to renew its existing insurance as and when such coverage expires or will not be able to obtain replacement insurance adequate for the conduct of the business and the value of its properties at a cost that would not have a Material Adverse Effect.

15.	Intellectual Property and information technology

(A)	Except as disclosed in the Listing Document, the Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated or proposed to be operated by them or presently employed or proposed to be employed by them, and if such business is described in the Listing Document, as described in the Listing Document. Neither the Company nor any of its Subsidiaries have received any notice or communication of infringement of or conflict with asserted rights of others with respect to any intellectual property rights of others that, if determined adversely to the Company or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(B)	All computers systems, communications systems and software and hardware (collectively, “Information Technology”) owned, used or licensed by or required to carry on the business of any member of the Group (excluding such Information Technology the absence of which will not adversely affect the business of such member of the Group in a material manner) is either owned by or validly leased or licensed to each member of the Group.

16.	Internal Control and Continuing Obligations

(A)	The Directors have established procedures which enable the Company and the Group to comply with Appendix 14 of the Listing Rules on an ongoing basis.

(B)	Except as set forth in the Listing Document, the Company, its Subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with applicable requirements of Sarbanes-Oxley (as defined herein). The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the Commission thereunder (“Sarbanes-Oxley”), the Act, the Exchange Act and the Rules and Regulations (together, the “Securities Laws”) and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with the rules of the NASDAQ Global Select Market (“NASDAQ”). The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days from the date hereof the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, material adverse change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any like matter which, if determined adversely, would have a Material Adverse Effect.

(C)	A member of the Board has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company that the Board is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Board review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

17.	Related transactions

No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers, suppliers or other affiliates of the Company or any of its Subsidiaries, on the other hand, that is required to be described in the Listing Document that is not so described.

18.	Directors and shareholders

(A)	Save as disclosed in the Listing Document, none of the Directors and any of their respective associates (as such term is defined in the Listing Rules) is, directly or indirectly, engaged, involved or interested in any business or undertaking which competes or is likely to compete with the business of the Group.

(B)	The description of the relation with the Controlling Shareholders as described in the section entitled “Relationship with our Controlling Shareholders” in the Listing Document is true and accurate in all material respects. The beneficial interests of the Controlling Shareholders in the issued Shares as of the date of this Sponsors’ Agreement are as set out in the section headed “Substantial Shareholders” in the Listing Document and such interests are held by the Controlling Shareholders free and clear of any lien, charge, restriction upon voting or transfer or any other Encumbrance or third party rights of any kind.

19.	Immunity

None of the Company or any of its Subsidiaries or any of their respective properties has any sovereign immunity from jurisdiction or suit of any court or from set-off or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the Cayman Islands or Macau.

20.	Corruption and Anti-trust

(A)	None of the Company, any of its Subsidiaries or any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. Each of the Company, its Subsidiaries, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees acting on behalf of the Company or any of its Subsidiaries (each, an “OFAC Compliant Entity”), has not violated, and will not violate and the Company operates and will continue to operate its business in compliance with all applicable: (a) anti-bribery laws, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 or any other Laws of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, the Hong Kong Drug Trafficking (Recovery of Proceeds) Ordinance and the Hong Kong Organized and Serious Crimes Ordinance, applicable federal, state, international, foreign or other Laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) Laws and regulations of the United States and other countries or bodies imposing economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended and any other regulations issued by the Office of Foreign Assets Control of the United States Treasury Department (collectively, the “U.S. Sanctions Laws”), any sanctions administered or imposed by Her Majesty’s Treasury or the United Nations or the European Union, or any orders or licenses issued under any of the above. None of the execution, delivery and performance of this Sponsors’ Agreement or the consummation of any other transaction contemplated hereby or the fulfillment of the terms hereof, or the provision of services to any of the foregoing will result in a violation by any person (including, without limitation, the Joint Sponsors or Borrowing Agents) of any U.S. Sanctions Laws or any trade, economic or military sanctions issued against any nation by the United Nations or any governmental or regulatory authority of the European Union, the United Kingdom, the People’s Republic of China or Hong Kong, or any orders or licenses publicly issued under the authority of any of the foregoing (such trade, economic or military sanctions, order or licenses, together with U.S. Sanctions Laws, collectively, the “Sanctions”).

(B)	To the extent material to the Introduction, none of the Company or its Subsidiaries is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar Laws in Macau, Hong Kong, the Cayman Islands or any other jurisdiction where the Company or any of its Subsidiaries has assets or carries on business or in respect of which any filing, registration or notification is required or is advisable pursuant to such Laws (whether or not the same has in fact been made).

21.	Miscellaneous

(A)	Except as disclosed in the Listing Document, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Joint Sponsors or Borrowing Agents for any brokerage, commission, finder’s fee or other like payment in connection with the Introduction.

(B)	Any certificate signed by any officer of the Company and delivered to the Joint Sponsors or Borrowing Agents or counsel for the Joint Sponsors or Borrowing Agents as required or contemplated by this Sponsors’ Agreement shall constitute a representation and warranty hereunder by the Company, as to matters covered thereby, to each Joint Sponsors and Borrowing Agents.

SCHEDULE 3

INDEMNITIES

The Company agrees as follows:

1.	The Company (the “Indemnifying Party”) undertakes to the Joint Sponsors and the Borrowing Agents, for themselves and on trust for the other Indemnified Parties (as hereinafter defined), to indemnify and hold harmless the Joint Sponsors and the Borrowing Agents and each of their respective subsidiaries and Affiliates and any of their respective representatives, partners, directors, officers, employees, assignees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) against:

(i)	all actions, suits, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations, judgment, awards and proceedings, joint or several, from time to time instituted, made or brought or threatened or alleged to be instituted, made or brought against or otherwise involve, (together the “Actions”); and

(ii)	all losses, liabilities and damage suffered and all payments, expenses (including legal expenses and taxes (including stamp duty, fines imposed by the regulatory authorities or and any penalties and/or interest arising in respect of any taxes)), costs and charges (including, without limitation, all payments, expenses, costs or charges suffered, made or incurred arising out of, in relation to or in connection with the investigation, dispute, defence or settlement of or response to any such Actions or the enforcement of any such settlement or any judgment obtained in respect of any such Actions) (together, the “Losses”) which may be made or incurred or suffered by, an Indemnified Party (with such amount of indemnity to be paid to the relevant Joint Sponsors or the Borrowing Agents to whom the Indemnified Party is related to cover all the Actions against and Losses suffered, made or incurred by such Indemnified Party) arising out of, in relation to or in connection with:

(a)	the performance by any of the Joint Sponsors of their respective obligations under this Sponsors’ Agreement or the Listing Document or otherwise in connection with the Introduction; or

(b)	the issue, registration, publication, distribution or making available of any of the Listing Document or Formal Notice (including any amendments or supplements thereto) and/or any announcements, notices or advertisements whatsoever issued arising out of, in relation to or in connection with the Company or the Introduction, and any amendments or supplements thereto (whether or not approved by the Joint Sponsors); or

(c)	any breach or alleged breach on the part of the Company of any of the provisions of this Sponsors’ Agreement or the Memorandum and Articles of Association or an action or omission of the Company or any of its respective Subsidiaries, directors, officers or employees resulting in a breach of any of the provisions of this Sponsors’ Agreement or the Memorandum and Articles of Association; or

(d)	any of the Warranties being untrue, inaccurate or misleading in any respect or having been breached in any respect or being alleged to be untrue, inaccurate or misleading in any respect or alleged to have been breached in any respect; or

(e)	any untrue statement or alleged untrue statement of a material fact contained in any Listing Document or Formal Notice or in any announcements whatsoever issued arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors), or, in each case, any supplement or amendment thereto, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or any of the Listing Document or Formal Notice or such announcement, document, material or communication or information or any such supplement or amendment thereto not containing any information material in the context of the Introduction whether required by Law or not; or

(f)	any material breach or alleged material breach of the Laws of any country or territory resulting from the distribution of any of the Listing Document whatsoever issued arising out of, in relation to or in connection with the Company or the Introduction (whether or not approved by the Joint Sponsors); or

(g)	any statement, estimate, forecast or expression of opinion, intention or expectation contained in the Listing Document or the Formal Notice or any amendment or supplement thereto being, or being alleged to be, untrue, incomplete, inaccurate or misleading in any material respects, or any omission to state therein a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respects; or

(h)	the Introduction failing or being alleged to fail to comply with the requirements of the Listing Rules or any applicable laws, or any condition or term of any Approvals in connection with the Introduction; or

(i)	any failure or alleged failure by any of the Directors to comply with their respective obligations under the Listing Rules; or

(j)	the material breach or alleged material breach by the Company, the Controlling Shareholders, the Directors or any member of the Group of applicable Laws; or

(k)	any investigation, action or proceeding by any Governmental Authority, the settlement by the Company of any investigation or proceeding commenced or threatened by any Governmental Authority, which if determined adversely, would have a Material Adverse Effect.

Provided that the above indemnity shall not apply to any Actions or Losses if to the extent such Actions or Loss is finally judicially determined to have been directly caused by the gross negligence, willful misconduct or fraud on the part of such Indemnified Party or its subsidiaries or Affiliates and any of their respective representatives, partners, directors, officers, employees, assignees and agents).

No Sponsor (or any of such Sponsor’s Indemnified Parties) shall be responsible for any other Sponsor (or any of such Sponsor’s Indemnified Parties) and the fraud, gross negligence or wilful default of one Sponsor (or any of such Sponsor’s Indemnified Parties) shall not constitute the fraud, gross negligence or wilful default of any other Sponsor (or any of such Sponsor’s Indemnified Parties) or invalidate any claim it may have against the Company under the terms of this Sponsors’ Agreement.

No Borrowing Agent (or any of such Borrowing Agent’s Indemnified Parties) shall be responsible for any other Borrowing Agent (or any of such Borrowing Agent’s Indemnified Parties) and the fraud, gross negligence or wilful default of one Borrowing Agent (or any of such Borrowing Agent’s Indemnified Parties) shall not constitute the fraud, gross negligence or wilful default of any other Borrowing Agent (or any of such Borrowing Agent’s Indemnified Parties) or invalidate any claim it may have against the Company under the terms of this Sponsors’ Agreement.

2.	Promptly after receipt by an Indemnified Party under this Schedule of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party under paragraph 1 above hereafter, notify the Indemnifying Party of the commencement thereof; but the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have under paragraph 1 above. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Schedule, as the case may be, for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party.

3.	The Indemnified Party shall consult with the Indemnifying Party before commencing the defence of proceedings brought by any third party against such Indemnified Party in respect of which indemnification may be sought (and, for the avoidance of doubt, the Indemnified Party will be required to consult the Indemnifying Party before the commencement of such proceedings or defence). If the Indemnified Party elects to assume the defence against any third party proceedings itself, it will in good faith defend against such proceedings and will, to the extent reasonably practicable, keep the Indemnifying Party informed about progress of proceedings. The Indemnified Party shall consult with the Indemnifying Party with respect to any settlement, compromise or consent of a proceeding unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such Action and does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of the Indemnifying Party or (ii) the named parties to any such proceeding (including any joined parties) include the Indemnified Party and the Indemnifying Party and consultation with respect thereto would be inappropriate due to actual or potential differing interests between them. In any proceeding, any Indemnified Party shall have the right to retain its own lawyers, but will consult with the Indemnifying Party on the choice of such lawyers unless the named parties to any such proceeding (including any joined parties) include the Indemnified Party and the Indemnifying Party and consultation with respect to lawyers would be inappropriate due to actual or potential differing interests between them.

4.	Notwithstanding any rights or claims which the Indemnifying Party or any of its respective directors, officers and employees may have or assert against the Indemnified Persons in connection with this Sponsors’ Agreement or any of the other arrangements in connection with the Introduction, no claim will be brought by the Indemnifying Party and it shall procure that no member of the Indemnifying Party’s group or their respective directors, officers and employees shall bring any claim, against any director, officer or employee of any of the Indemnified Persons in respect of any conduct, action or omission by the individual concerned in connection with this Sponsors’ Agreement or the Introduction or any of the other arrangements contemplated by this Sponsors’ Agreement.

5.	If any sum payable under this Schedule or any sum payable as a result of any default, or breach of any representation, warranty or undertaking, under this Sponsors’ Agreement, shall be subject to a charge to taxation in the hands of any Indemnified Party, the sum payable shall be increased to such sum as will ensure that after payment of such taxation such Indemnified Party (after giving credit for any tax relief available to such Indemnified Party in respect of the Losses giving rise to such payment) shall be left with a sum equal to the sum that it would have received in the absence of such charge to taxation. If the Indemnifying Party is obliged to make any deduction or withholding from any sum payable under this Schedule, or any sum payable as a result of any default, or breach of any representation, warranty or undertaking, under this Sponsors’ Agreement, on account of any tax of any nature, the amount payable shall be grossed up to the extent necessary to ensure that, after such deduction or withholding, the amount otherwise payable remains the same.

6.	The provisions of the indemnities contained in this Schedule shall continue in full force and effect notwithstanding the completion of the Introduction or the termination of this Sponsors’ Agreement for whatever reason.

SCHEDULE 4

THE CONDITIONS PRECEDENT DOCUMENTS

Part A

1.	Three certified copies of the resolutions of the Directors or a committee of the board of Directors, among other things:

(i)	approving and authorizing the execution on behalf of the Company of this all agreements and documents necessary for the Proposed Listing; and

(ii)	approving the Proposed Listing (as defined in the resolutions of the Director).

2.	Three certified copies of the minutes of the extraordinary general meeting of the Company held on October 6, 2011, together with the schedules, including, among other things, the amended and restated memorandum and articles of association of the Company which were adopted by the shareholders of the Company;

3.	Three signed original of the Verification Notes (other than the supporting documents delivered to Skadden, Arps, Slate, Meagher & Flom (“Skadden Arps”)) signed by or on behalf of each person to whom responsibility is therein assigned (other than the Joint Sponsors and Skadden Arps).

4.	Three signed originals of the accountants’ report dated the Listing Document Date issued by the Reposting Accountants the text of which is contained in Appendix I to the Listing Document.

5.	Three signed originals of the letter dated the Listing Document Date from the Reporting Accountants to the Directors and the Joint Sponsors in connection with the unaudited pro forma financial information of the Group, the text of which is contained in Appendix II to the Listing Document.

6.	Three signed originals of the comfort letters dated the Listing Document Date from the Reporting Accountants addressed to the Directors and the Joint Sponsors in a form satisfactory to the Joint Sponsors, confirming, inter alia, the indebtedness statement contained in the Listing Document and commenting on the statement contained in the Listing Document as to the sufficiency of working capital and other financial information set out in the Listing Document.

7.	Three signed originals of the comfort letter dated the Listing Document Date from the Reporting Accountants to the Directors, the Joint Sponsors with respect to the financial statements and certain financial information contained in the Listing Document, in form and substance satisfactory to the Joint Sponsors.

8.	Three signed originals of the property valuation report dated the Listing Document Date issued by each of Savills Valuation and Professional Services Limited and Jones Lang LaSalle Sallmanns Limited, the text of which is contained in the relevant appendix to the Listing Document.

9.	Three signed originals of the letter dated the Listing Document Date from Walkers to the Joint Sponsors, in form and substance satisfactory to the Joint Sponsors, which letter summarises certain aspects of the corporate law of Cayman Islands.

10.	Three signed original or certified copies of each of the letters referred to in the section headed “Consents of Experts” in the Listing Document dated the Listing Document Date containing consents to the issue of the Listing Document with the inclusion of references to the respective parties’ names, and where relevant their reports and letters in the form and context in which they are included.

11.	Three signed original copies of the internal control report from Deloitte Touche Tohmatsu dated the Listing Documents Date.

12.	Three certified copies of the undertaking from the Controlling Shareholders to the Stock Exchange and Joint Sponsors pursuant to Rule 10.07 of the Listing Rules.

13.	Three certified copies of each of the responsibility letters, powers of attorney and statements of interests signed by each Director.

14.	Three certified copies of the certificate of registration of the Company as a non-Hong Kong company under Part XI of the Companies Ordinance issued by the Companies Registry.

15.	Three certified copies of the current business registration certificate of the Company issued by the Business Registration Office of Hong Kong.

16.	Three certified copies of each of the certificate of incorporation of the Company.

17.	Three certified copies of the certificate as to the accuracy of the Chinese translation of the Listing Document and the Formal Notice issued by the accredited translator thereof.

18.	Three certificates dated the Listing Document Date signed by a duly authorized officer of the Company in a form approved by or on behalf of the Joint Sponsors certifying (i) that, save as disclosed in the Listing Document, there are no judgments or legal or governmental proceedings against the Company or any material Subsidiary, nor any petitions to wind up the Company or any material Subsidiary as at the date thereof; (ii) the accuracy of the Warranties at and as of the Listing Document Date, and that there has been no event making any of the Warranties untrue, inaccurate, misleading or breached in any respect on the date thereof; and (iii) the performance by the Company of all of its obligations under this Sponsors’ Agreement.

19.	Three certified copies of the duly signed Branch Registrar’s Agreement and the Registrar’s Agreement.

20.	Three certified copies of the service contracts (or letters of appointment in respect of independent non-executive Directors) (if any) of each of the Directors.

Part B

21.	Three signed originals of the Macau Legal Opinions of Manuela António—Lawyers and Notaries, Macau counsel to the Company, dated the Listing Date and addressed to the Joint Sponsors in a form satisfactory to the Joint Sponsors, relating to the Company, the members of the Group, tax compliance and various contracts and operation arrangements of the Group, the properties (including land and building) owned or leased by the Group and other property interests held by the Group in Macau and summarizing certain aspects of the Macau law referred to in the section headed “Regulations” in the Listing Document.

22.	Three signed originals of the Macau Legal Opinions issued by Henrique Saldanha, A&N—Lawyers and Notaries, Macau counsel to the Joint Sponsors, dated the Listing Date and addressed to the Joint Sponsors in the form satisfactory to the Joint Sponsors relating to the Company, the members of the Group, tax compliance and various contracts and operation arrangements of the Group, the properties (including land and building) owned or leased by the Group and other property interests held by the Group in Macau and summarizing certain aspects of the Macau law referred to in the section headed “Regulations” in the Listing Document.

23.	Three signed originals of the legal opinions of Walkers, Cayman Islands counsel to the Company, dated the Listing Date and addressed to the Joint Sponsors in a form satisfactory to the Joint Sponsors in connection with the Group and other Cayman Islands legal matters.

24.	Three signed originals of the legal opinions of Shearman & Sterling, Hong Kong counsel to the Company, dated the Listing Date and addressed to the Joint Sponsors in a form satisfactory to the Joint Sponsors in connection with the Group and other Hong Kong legal matters.

25.	Three signed originals of the comfort letter dated the date of the Prospectus Supplement from the Reporting Accountants to the Directors and the Borrowing Agents with respect to the financial statements and certain financial information contained in the Prospectus supplement, in form and substance satisfactory to the Joint Sponsors.

26.	Three signed originals of the bring-down comfort letter dated the Listing Date from the Company’s auditors addressed to the Directors and the Joint Sponsors in a form satisfactory to the Joint Sponsors, confirming, inter alia, the indebtedness statement contained in the Listing Document and commenting on the statement contained in the Listing Document as to the sufficiency of working capital and other financial information set out in the Listing Document.

27.	Three signed originals certificate dated the Listing Date signed by a duly authorized officer of the Company in a form approved by or on behalf of the Joint Sponsors certifying (i) that as at the date thereof, there has been no adverse change or development involving a prospective adverse change in the condition (financial or otherwise) in the business, properties, shareholders’ equity or results of operations of the Company and its Subsidiaries since the date of this Sponsors’ Agreement; (ii) that, save as disclosed in the Listing Document, there are no judgments or legal or governmental proceedings against the Company or any material Subsidiary, nor any petitions to wind up the Company or any material Subsidiary as at the date thereof; (iii) the accuracy of the Warranties at and as of the Listing Date, and that there has been no event making any of the Warranties untrue, inaccurate, misleading or breached in any respect on the date thereof; and (iv) the performance by the Company of all of its obligations under this Sponsors’ Agreement.

28.	Three signed originals of the legal opinion and disclosure letter issued by Shearman & Sterling, legal advisers to the Company as to United States law, in the form and substance satisfactory to the Borrowing Agents dated the business day prior to the Listing Date addressed to the Borrowing Agents in connection with the Registration Statement and United States legal matters.

29.	Three signed originals of the legal opinion and disclosure letter issued by Skadden Arps, legal advisers to the Joint Sponsors as to United States law, in the form and substance satisfactory to the Borrowing Agents dated the business day prior to the Listing Date addressed to the Borrowing Agents in connection with the Registration Statement and United States legal matters.

30.	Three signed originals of the comfort letter dated the Effective Date of the Initial Registration Statement from the Reporting Accountants to the Directors and the Borrowing Agents with respect to the financial statements and certain financial information contained in the Registration Statement, in form and substance satisfactory to the Borrowing Agents.

31.	Three certificates dated the Effective Date of the Initial Registration Statement signed by a duly authorized officer of the Company in a form approved by or on behalf of the Joint Sponsors certifying (i) that, save as disclosed in the Registration Statement, there are no judgments or legal or governmental proceedings against the Company or any material subsidiary, nor any petitions to wind up the Company or any material subsidiary as at the date thereof; (ii) the accuracy of the Warranties at and as of the Effective Date of the Initial Registration Statement, and that there has been no event making any of the Warranties untrue, inaccurate, misleading or breached in any respect on the date thereof; and (iii) the performance by the Company of all of its obligations under this Sponsors’ Agreement.

32.	Three certified copies of Form B (standard form of which is set out in Appendix 5 of the Listing Rules) signed by each of the Directors.

33.	Three printed copies of the Listing Document, each duly signed by all Directors or their respective duly authorized attorneys and, if signed by their respective duly authorized agents, certified copies of the relevant power of attorney or authorization document.

34.	Three certified copies of the Company’s cashflow forecast memorandum issued by the Board relating to the Group’s working capital requirements for the 18 months ending December 31, 2012 adopted by the Board.

SCHEDULE 5

LIST OF SIGNIFICANT SUBSIDIARIES

1.	MCE Finance Limited, incorporated in the Cayman Islands

2.	MPEL International Limited, incorporated in the Cayman Islands

3.	MPEL Nominee One Limited, incorporated in the Cayman Islands

4.	MPEL Nominee Two Limited, incorporated in the Cayman Islands

5.	MPEL Investments Limited, incorporated in the Cayman Islands

6.	Melco Crown Gaming (Macau) Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

7.	Golden Future (Management Services) Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

8.	Melco Crown (Cafe) Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

9.	Melco Crown (COD) Hotels Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

10.	Melco Crown (COD) Developments Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

11.	Altira Hotel Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

12.	Altira Developments Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

13.	Melco Crown Hospitality and Services Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

14.	Melco Crown (COD) Retail Services Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

15.	COD Theatre Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

16.	Melco Crown COD (HR) Hotel Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

17.	Melco Crown COD (GH) Hotel Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

18.	MPEL Services Limited, incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China

19.	Melco Crown Security Services Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

20.	MPEL Ventures Limited, incorporated in the British Virgin Islands

21.	MPEL Properties (Macau) Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

22.	MCE Holdings Limited, incorporated in the Cayman Islands

23.	MCE International Limited, incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China

24.	MCE Cotal Investments Limited, incorporated in the Cayman Islands

25.	Cyber One Agents Limited, incorporated in the British Virgin Islands

26.	New Cotai Entertainment, LLC, incorporated in the Delaware

27.	Macau Studio City (Hong Kong) Limited, incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China

28.	Cyber Neighbour Limited, incorporated in the British Virgin Islands

29.	MSC Diversões, Limitada, incorporated in the Macau Special Administrative Region of the People’s Republic of China

30.	Studio City Holdings Limited, incorporated in the British Virgin Islands

31.	MSC Desenvolvimentos, Limitada, incorporated in the Macau Special Administrative Region of the People’s Republic of China

32.	MSC Serviços Limitada, incorporated in the Macau Special Administrative Region of the People’s Republic of China

33.	MSC Hospitalidade e Serviços Sociedade Unipessoal Limitada, incorporated in the Macau Special Administrative Region of the People’s Republic of China

34.	Studio City Finance Limited, incorporated in the British Virgin Islands

35.	Studio City Investments Limited, incorporated in the British Virgin Islands

36.	Studio City Company Limited, incorporated in the British Virgin Islands

37.	MCE Holdings Three Limited, incorporated in the Cayman Islands

38.	MPEL Nominee Three Limited, incorporated in the Cayman Islands

39.	Melco Crown (Macau Peninsula) Hotel Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

40.	Melco Crown (Macau Peninsula) Developments Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

41.	Melco Crown (COD) Ventures Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

42.	Melco Crown COD (CT) Hotel Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

43.	MPEL Cotai Developments Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

44.	Mocha Cafe Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

45.	Mocha Slot Management Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China

46.	MCE Management Limited, incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China

47.	MCE Holdings Two Limited, incorporated in the British Virgin Islands

48.	MPEL Projects Limited, incorporated in the British Virgin Islands

49.	MCE Designs and Brands Limited, incorporated in the British Virgin Islands

50.	Mocha Slot Group Limited, incorporated in the British Virgin Islands

51.	MPEL Services (US) Ltd., incorporated in the New Jersey

52.	MPEL (Delaware) LLC, incorporated in the Delaware

53.	MSCT Limited, incorporated in the Macau Special Administrative Region of the People’s Republic of China